Exhibit 99.1

News Release

Neupaver Named Wabtec Executive Chairman;

Betler Promoted To President and CEO

WILMERDING, PA, May 14, 2014 – Wabtec Corporation (NYSE: WAB) named Albert J. Neupaver executive chairman and promoted Raymond T. Betler to president and chief executive officer, effective today. Betler was also appointed to the Wabtec Board of Directors.

Neupaver, 63, has served as Wabtec’s chairman and CEO for the past year, after joining the company as president and CEO in 2006. Betler, 58, joined Wabtec in 2008 and has served as president and chief operating officer for the past year.

Neupaver said: “This is the next step in our ongoing succession planning process. As executive chairman, I look forward to continuing to work with Ray and his management team to support Wabtec’s strategic growth initiatives, acquisitions and investor relations. Since joining Wabtec, Ray has played an important role in the growth and success of the company. I’m confident that his executive leadership capabilities and global, industry experience will help him succeed in his new position.”

Betler joined Wabtec in 2008 as vice president and group executive of the company’s Transit Group. He was promoted to chief operating officer in 2010 and to president and chief operating officer in 2013. He has more than 35 years of experience in the transportation industry and extensive knowledge of Wabtec’s key markets and customers worldwide.

Betler said: “Under Al’s leadership, Wabtec has had unprecedented growth and success, and I’m honored to succeed him as the company’s CEO. As we move forward, our vision for Wabtec remains the same: To be a growth company for investors; a global, technology-driven supplier for our customers; and a challenging, rewarding place to work for our employees. We are very excited about Wabtec’s future and the worldwide growth opportunities we have.”

A Pittsburgh native, Betler has degrees in electrical engineering and economics, and administration/management science from Carnegie Mellon University. He joined the former Westinghouse Transportation Division as a design engineer in 1979 and in 1994 was named president of the unit, which later became part of Bombardier Transportation. While in that position, Betler lived in London for two years and led a team that launched the London Underground concession, the largest public-private transportation project in the world. He serves on the boards of Dollar Bank and the Carnegie Science Center, and is active in other local community and charitable activities. Betler and his wife have three adult sons and five grandchildren, and live in South Park, Pa.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148